FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES CLOSING OF SUNOPTA BIOPROCESS FINANCING

TORONTO, June 11, 2007 - SunOpta Inc. (NASDAQ:STKL) (TSX:SOY) today announced that it has closed the previously announced private placement for a minority position in SunOpta BioProcess Inc., formerly the SunOpta BioProcess Group. In aggregate, SunOpta raised US$30 million before related placement costs through the issuance of non-dividend bearing, convertible preferred shares of SunOpta BioProcess Inc. A leading group of global institutional investors subscribed for the shares. Cannacord Adams acted as lead placement agent with National Bank Financial as co-placement agent.

The financing was completed at a pre-money valuation of US$200 million. As a result, SunOpta and the management of the former SunOpta BioProcess Group have retained approximately 87% of SunOpta BioProcess Inc.

The preferred shares issued entitle holders to one vote per share, are non-dividend bearing, redeemable in specified circumstances and convertible to acquire common shares of SunOpta Bioprocess Inc. on a one for one basis (subject to customary anti-dilution adjustments). Investors in the private placement have been issued warrants to purchase 648,300 common shares of SunOpta Inc. at any time for a period of six months following closing, at an exercise price of US$11.57 per share.

Murray Burke, President of SunOpta BioProcess Inc. commented, "This financing represents a strong endorsement of our technology and leadership position in cellulosic ethanol. Proceeds will be used to continue development of our leading edge and patented biomass conversion technologies and accelerate efforts to build and operate the world’s first commercial scale facility for the conversion of cellulosic biomass to ethanol."

Steve Bromley, President and Chief Executive Officer of SunOpta Inc. commented, "We are extremely pleased to have completed this financing and are confident that this positions SunOpta BioProcess Inc. for an exceptionally exciting and prosperous future. SunOpta has been involved in specialized cellulosic biomass solutions for over thirty years, and this represents yet another exciting step in the development of our company."

The securities to be sold in the financing will not be registered under the United States Securities Act of 1933 or any State securities laws and will not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements thereunder.

About SunOpta BioProcess Inc.

SunOpta BioProcess Inc. (SBI) is a leader in the design, construction and optimization of biomass conversion process technologies, equipment and facilities. With over 30 years experience in delivering biomass solutions worldwide, SBI combines its application expertise with innovative and patented and proprietary technologies to produce cellulosic ethanol, cellulosic butanol, xylitol, and dietary fiber for human consumption; and is currently supplying equipment and process technology to the first three commercial demonstration cellulosic ethanol projects in the U.S., Spain, and China. SunOpta BioProcess Inc. intends to build and own or co-own commercial scale cellulosic ethanol production facilities worldwide through relationships such as the previously announced Joint Venture with GreenField Ethanol, Canada’s largest ethanol producer.

About SunOpta Inc.

SunOpta Inc. is an operator of high-growth ethical businesses, focusing on integrated business models in the natural and organic food, supplements and health and beauty markets. The Company has three business units: the SunOpta Food Group, which specializes in sourcing, processing and distribution of natural and organic food products integrated from seed through packaged products; the Opta Minerals Group, a producer, distributor, and recycler of environmentally friendly industrial materials; and the SunOpta BioProcess Group which engineers and markets proprietary steam explosion technology systems for the pulp, bio-fuel and food processing industries. Each of these business units has proprietary products and services that give it a solid competitive advantage in its sector.

Forward-Looking Statements

Certain statements included in this press release may constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to references to the expected terms of the proposed private placement and business strategies, competitive strengths, goals, capital expenditure plans, business and operational growth plans and references to the future growth of the business. These forward looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its interpretation of current conditions, historical trends and expected future developments as well as other factors that the Company believes are appropriate in the circumstance. However, whether actual results and developments will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to; the company’s ability to negotiate successfully the specific terms of the private placement with investors, general economic, business or market risk conditions; competitive actions by other companies; changes in laws or regulations or policies of local governments, provinces and states as well as the governments of United States and Canada, many of which are beyond the control of the Company. Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

SunOpta Inc.	Investment Community Inquiries:
Jeremy N. Kendall, Chairman	Lytham Partners, LLC
Steve Bromley, President & CEO	Joe Diaz
Joseph Riz, Executive Vice President	Robert Blum
John Dietrich, Vice President & CFO	Joe Dorame
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext 103	Tel: 602-889-9700
susan.wiekenkamp@sunopta.com	diaz@lythampartners.com
Website: www.sunopta.com